Exhibit 10.23
Form of Forfeiture Agreement
AWARD FORFEITURE AGREEMENT
This Award Forfeiture Agreement (this “Agreement”) is entered into on this [●] day of [●] 2024 by and between Mallinckrodt plc (the “Company”) and [●] (“Grantee”).
RECITALS
WHEREAS, in February 2024, the Company granted to Grantee [●] time-vesting restricted units (the “Award”) subject to the Mallinckrodt Pharmaceuticals 2024 Stock and Incentive Plan (as may be amended and/or restated from time to time, the “Plan”) and the Terms and Conditions of Amended and Restated Restricted Unit Agreement entered into by the Company and Grantee, as amended and/or restated from time to time (the “Award Agreement”), pursuant to which Grantee is entitled to receive, upon vesting of the Award and the terms and conditions of the Plan and Award Agreement, ordinary shares of the Company (the “Ordinary Shares”);
WHEREAS, one-third of Grantee’s Award is expected to vest on January 1, 2025 (the “First Vesting”) and it is expected that Grantee will be subject to income taxes outside of Ireland on the value of the Ordinary Shares subject to the Award that will vest on the First Vesting (the “Non-Irish Income Tax Obligations”); and
WHEREAS, given the lack of an ordinary market for the Ordinary Shares and for other reasons, the Company is providing Grantee with the opportunity to forfeit their right to receive a portion of the Ordinary Shares that they would otherwise become entitled to receive upon the First Vesting of their RSUs in exchange for a cash payment from the Company to Grantee to facilitate Grantee’s ability to satisfy their Non-Irish Income Tax Obligations; and
WHEREAS, in connection with the First Vesting, the Company is required to withhold and/or collect and remit to the Irish Revenue Commissioners amounts to satisfy Irish income tax and universal social charge obligations in connection with the Ordinary Shares to be delivered in connection with the First Vesting (the “Withholding Tax Obligations”).1
AGREEMENT
The Company and Grantee, intending to be legally bound, hereby agree as follows:
1.Forfeited Shares. On the date of the First Vesting, but immediately prior to the First Vesting, the Grantee will forfeit (the “Forfeiture”) Grantee’s right to receive that number of whole Ordinary Shares that would otherwise have become vested on the First Vesting of Grantee’s Award as determined by multiplying the total number of Ordinary Shares that Grantee would otherwise become entitled to receive upon the First Vesting of Grantee’s Award (the “Total Earned Opportunity Shares”) by 45% (the result of such product the “Forfeited Shares”).
2.Settlement of Withholding Tax Obligations. The Grantee’s Withholding Tax Obligations on shares vested pursuant to the First Vesting will be satisfied by the Company withholding from the Ordinary Shares to be received by the Grantee upon settlement of the First Vesting event the number of whole Ordinary Shares having a Fair Market Value (as defined in the Plan) to be equal to the Withholding Tax Obligations as calculated by the Company (including the Company’s mathematical calculations and any rounding of shares to be withheld).
3.Cash Payment. In consideration of the Forfeiture, promptly after the Forfeiture, the Company will make a cash payment to the Grantee calculated by multiplying the number of whole Forfeited Shares by an amount equivalent to the Fair Market Value (in a manner determined by the Board and consistent with the Plan) (the “Cash Value”) less any amounts withheld to pay Irish income tax and universal social charge obligations on the Cash Value as calculated by the Company.2
1 Alternative Provision for UK Resident Director: WHEREAS, in connection with the First Vesting, the Company is required to withhold and/or collect and remit to the Irish Revenue Commissioners amounts to satisfy Irish income tax and universal social charge obligations and to withhold and/or collect and remit UK national insurance contribution taxes and/or any other similar taxes or charges in connection with the Ordinary Shares to be delivered in connection with the First Vesting (the “Withholding Tax Obligations”).

2 Alternative provision for UK Director: Cash Payment. In consideration of the Forfeiture, promptly after the Forfeiture, the Company will make a cash payment to the Grantee calculated by multiplying the number of whole Forfeited Shares by an amount equivalent to the Fair Market Value (in a manner determined by the Board and consistent with the Plan) (the “Cash Value”) less any amounts withheld to pay Irish income tax and universal social charge obligations and UK national insurance contribution taxes and/or any other similar taxes or charges on the Cash Value as calculated by the Company.

4.Entire Agreement and Amendment. This Agreement, the Plan, the Award Agreement, and any other Company policies specifically referred to in the Plan or the Award Agreement constitute the entire understanding between Grantee and the Company regarding the Award. This Agreement supersedes any prior agreements, commitments or negotiations concerning the subject matter of this Agreement. This Agreement may not be modified, altered or changed except by the Grantee and the Company in writing.
5.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
6.Governing Law. This Agreement will be construed, interpreted and the rights of the parties hereto determined in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MALLINCKRODT PLC

By:

Name:

Title:

GRANTEE

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